Exhibit 4.2

TANDEM DIABETES CARE, INC.

THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

August 30, 2012

THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 30th day of August, 2012, by and among Tandem Diabetes Care, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”).

R E C I T A L S:

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess registration rights, rights of first offer, and other rights pursuant to a Second Amended and Restated Investors’ Rights Agreement, dated as of May 18, 2009, between the Company and such Existing Investors, as amended to date (the “Prior Agreement”);

WHEREAS, the Existing Investors are holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities of the Company (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series D Preferred Stock Purchase Agreement of even date herewith among the Company and certain of the Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, the Existing Investors holding at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities, and the Company.

NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreement shall be amended and restated in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

A G R E E M E N T:

1.	Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

(c) The term “Form S-1” means such form under the Act as in effect on the date hereof or any successor registration form under the Act subsequently adopted by the SEC.

(d) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any authorized assignee thereof in accordance with Section 1.11 hereof;

(f) The term “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

(g) The term “IPO” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(h) The term “Major Investor” means Delphi Ventures VIII L.P., HLM Venture Partners II, L.P., Kearny Venture Partners, L.P., Domain Partners VII, L.P. and TPG Biotechnology Partners III, L.P., and their respective affiliates.

(i) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(j) The term “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(k) The term “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

(l) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(m) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon the conversion of Preferred Stock outstanding on or after the date of this Agreement, and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in clause (i) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which his rights under this Section 1 are not assigned or that have been sold by a Person pursuant to a registration statement under the Act covering such Registrable Securities that has been declared effective by the SEC or in an open market transaction under Rule 144.

(n) The number of shares of “Registrable Securities then outstanding” shall be equal to (i) the number of shares of outstanding Common Stock issued upon conversion of Preferred Stock plus (ii) the number of shares of Common Stock issuable pursuant to then outstanding Preferred Stock, plus (iii) the number of shares of Common Stock that are otherwise Registrable Securities.

(o) The term “Rule 144” shall mean Rule 144 under the Act.

(p) The term “Rule 145” shall mean Rule 145 promulgated under the Act.

(q) The term “SEC” shall mean the Securities and Exchange Commission.

(r) The term “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities.

(s) The term “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

(t) The term “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

(u) The term “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.001 per share.

(v) The term “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.001 per share.

(w) The term “Significant Holder” means any Holder that, individually or together with such Holder’s affiliates, holds at least 50,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.2 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) August 30, 2017 or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Major Investors holding a majority of the Registrable Securities then held by all Major Investors that the Company file a Form S-1 registration statement with respect to at least a majority of the Registrable Securities then held by all Major Investors, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 1.2(c) and Section 1.4.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price of at least $1,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 1.2(c) and Section 1.4.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period, and provided further, that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 1.2(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 1.2(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.2(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 1.2(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 1.2(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 1.2(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 1.7, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 1.2(d).

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) the offer and sale of any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a transaction under Rule 145, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.4, the Company shall, subject to the provisions of Section 1.4, cause to be registered under the Act the offer and sale of all of the Registrable Securities that such Holder has requested to be registered. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

1.4 Underwriting Requirements.

(a) If, pursuant to Section 1.2, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.2, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.5(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 1.4, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 1.3, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other Persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold (other than by the Company) that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company (i) shall provide written notice thereof to each Holder that had elected to participate in such offering and (ii) shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Except upon the consent of the Holders of a majority of the outstanding Registrable Securities, if the Holders are so limited by the underwriters’ determination, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; and second, among the selling Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For purposes of the preceding sentences concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the selling Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) use its commercially reasonable efforts to cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings or qualifications pursuant to Section 1, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, and the fees and disbursements of counsel for the Company, and reasonable fees and disbursements, not to exceed $35,000, of one special counsel for all of the Holders who elect to include their Registrable Securities in any such registrations, filings or qualifications shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 1.2(a) or Section 1.2(b), as the case may be; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 1.2(a) or Section 1.2(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 1 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, the partners, members, officers, directors and stockholders of each such Holder, legal counsel and accountants for each such Holder, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws, any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling Person or other aforementioned Person.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement or any of such other Holder’s partners, members, directors or officers or any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act, any state securities laws, any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section l.9(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section l.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise shall survive the termination of this Agreement.

1.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 50,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the effective date of the registration statement relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held during such period, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.12 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to similar restrictions. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section 1.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s IPO that are consistent with this Section 1.12 or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.13 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Act. A transferring Holder will cause any proposed purchaser, pledge, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event (collectively, the “Restricted Securities”), shall (unless otherwise permitted by the provisions of Section 1.13(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 1.13.

(c) The holder of each certificate representing the Restricted Securities, by acceptance thereof, agrees to comply in all respects with any applicable provisions of this Section 1. Before any proposed sale, pledge, or transfer of the Restricted Securities, unless there is in effect a registration statement under the Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 1.13. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 1.13(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel of such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Act.

(d) The restrictions on transfer set forth in this Section 1.13 shall not apply to transfers by a Holder to a transferee or assignee that (i) is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, or (ii) is a Holder’s family member or trust for the benefit of an individual Holder.

1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the IPO or (ii) as to any Holder, such earlier time at which such Holder can sell all Registrable Securities held by it during any three (3) month period without registration in compliance with Rule 144.

1.15 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights on a parity with or senior to those granted to the Holders hereunder.

2.	Covenants of the Company.

2.1 Right of First Offer. Subject to the terms and conditions specified in this Section 2.1 and applicable securities laws, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its New Securities (as hereinafter defined). For purposes of this Section 2.1, the term Investor includes for any entity any general partners, managing members and affiliates of such Investor, and such Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and affiliates in such proportions as it deems appropriate.

Except as otherwise set forth herein, if subsequent to the date of this Agreement the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“New Securities”), the Company shall first make an offering of such New Securities to each Investor in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 4.4 (“Offer Notice”) to each Investor stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms upon which it proposes to offer such New Securities.

(b) By written notification received by the Company within fifteen (15) calendar days after receipt of the Offer Notice, each Investor may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities that equals the proportion that the number of shares of Registrable Securities then held by such Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other securities or rights convertible into, or exercisable or exchangeable for, Common Stock, including options and warrants). At the expiration of such fifteen (15) day period, the Company shall promptly, in writing, inform each Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may, by giving notice to the Company, elect to purchase, in addition to the number of shares specified above, up to that portion of the New Securities for which Investors were entitled to subscribe but which were not subscribed for by the Investors that is equal to the proportion that the number of shares of Registrable Securities issued and held by such Fully-Exercising Investor bears to the total number of shares of Registrable Securities then held by all Fully-Exercising Investors.

(c) If all New Securities that Investors are entitled to obtain pursuant to Section 2.1(b) are not elected to be obtained as provided in Section 2.1(b) hereof, the Company may, during the forty-five (45) day period following the expiration of the periods provided in Section 2.1(b) hereof, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance herewith.

(d) The right of first offer in this Section 2.1 shall not be applicable to any offering of any Exempted Securities as defined in the Company’s Certificate of Incorporation, as amended, and shares of Common Stock issued in the IPO.

(e) The rights under this Section 2.1 may be transferred by an Investor to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 1.11 (clauses (i) and (ii) only). In addition, the rights under this Section 2.1 may be transferred, in whole or in part, by any Major Investor to any other Major Investor.

2.2 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

2.3 Insurance. The Company shall use commercially reasonable efforts to cause Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.

2.4 Board Matters. The Company shall reimburse the members of the Board of Directors, and any representative acting in a nonvoting observer capacity pursuant to Section 2.8, for all reasonable out-of-pocket travel expenses incurred (on the basis of coach airfare equivalent levels) in connection with attending meetings of the Board of Directors.

2.5 Financial Information. The Company will furnish to each Significant Holder or transferee thereof under Section 1.11 the following reports:

(a) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis and setting forth in each case in comparative form the figures for the previous fiscal year, all audited and certified by independent public accountants selected by the Company and approved by the Board of Directors;

(b) As soon as practicable after the end of each fiscal quarter, and in any event within sixty (60) days thereafter (other than the last fiscal quarter of each fiscal year), unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of the quarter, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such quarter, prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis; provided that such financial statements may be subject to normal year-end adjustments, and footnotes and schedule disclosure appearing in audited financial statements shall not be required, all in reasonable detail;

(c) As soon as practicable after the end of each month, and in any event within thirty (30) days thereafter (other than the last calendar month of each fiscal year), unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of the month, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such month, prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis; provided that such financial statements may be subject to normal year-end adjustments, and footnotes and schedule disclosure appearing in audited financial statements shall not be required, all in reasonable detail; and

(d) As soon as practicable, but in any event no more than forty-five (45) days following the beginning of each fiscal year, a budget for such fiscal year, prepared on a monthly basis, and, promptly after prepared, any other updated or revised budgets for such fiscal year prepared by the Company and approved by the Board of Directors.

2.6 Inspection. The Company shall permit each Significant Holder, at such Significant Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Significant Holder; provided, however, that the Company shall not be obligated pursuant to this Section 2.6 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel, it being understood that the financial information to be provided to Significant Holders pursuant to Section 2.5 above shall not be excluded from disclosure herein.

2.7 Proprietary Information and Inventions Agreements. The Company agrees to require each employee of the Company to execute a Proprietary Information and Inventions Agreement and each consultant and advisor of the Company to execute an agreement that provides for confidential treatment of the Company’s proprietary information, substantially in a form reasonably acceptable to the Board of Directors, as a condition of employment or continued employment or engagement, as the case may be, unless otherwise approved by the Board of Directors.

2.8 Observer Rights. As long as any Major Investor together with its affiliates owns not less than fifty percent (50%) of the shares of the Preferred Stock it originally purchased or is purchasing under the Purchase Agreement (or an equivalent amount of Common Stock issued upon conversion thereof, the Company shall invite a representative of each such Major Investor to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors (collectively, “Company Board Materials”); provided, however, that such representatives shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all Company Board Materials so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets or a conflict of interest, or if such Major Investor or its representative is a direct competitor of the Company.

2.9 Qualified Small Business. The Company covenants that so long as any of the shares of Series B Preferred Stock issued pursuant to the Series B Preferred Stock purchase agreement, or the Common Stock into which such shares are converted, are held by a Holder (in whose hands such shares of Common Stock are eligible to qualify as “qualified small business stock” as defined in Section 1202(c) of the of the Internal Revenue Code of 1986, as amended (the “Code”) (“Qualified Small Business Stock”), it will use commercially reasonable efforts to cause such shares of Series B Preferred Stock, or the Common Stock into which such shares are converted, to qualify as Qualified Small Business Stock. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (a) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes Qualified Small Business Stock or (b) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes Qualified Small Business Stock.

2.10 Future Stockholders Lock-Up. The Company shall use commercially reasonable efforts to cause all persons and entities who acquire securities of the Company representing at least one percent (1%) of the voting power of the then outstanding securities of the Company to become a party to and bound by market stand-off provisions substantially similar to those set forth in Section 1.12 hereof.

2.11 Employee Stock. Unless otherwise approved by the Board of Directors, all future employees of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months. In addition, unless otherwise approved by the Board of Directors, the Company or its assignee (to the extent permitted under applicable securities laws and regulations) shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

2.12 Termination of Covenants. The covenants set forth in this Section 2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject tot the periodic reporting requirements of Section 12(g) or 15(d) of the 1934 Act, or (iii) the merger of consolidation of the Company with or into another entity or the sale of substantially all of its assets or a majority of its capital stock, whichever event shall first occur.

3.	Transfers of Securities by Investors.

3.1 Notice. If any Investor (the “Transferor”) proposes to sell, assign, hypothecate or otherwise transfer (a “Transfer”) any securities of the Company owned by such Investor from and after the date of this Agreement, other than pursuant to the provisions of Section 3.6 of this Agreement, the Transferor shall first give each of the other Investors the right to purchase such securities by delivering to them a written offer which shall state the price and other terms and conditions of the proposed Transfer (the “Offer”). If the Transferor proposes to Transfer the securities for consideration other than solely cash and/or promissory notes, the offer to the Investors shall, to the extent of such consideration, permit each Investor to pay in lieu thereof, cash equal to the fair market value of such consideration, and the offer shall state the estimate of such fair market value as determined in good faith by the Board. The Transferor shall fix the period of the offer which shall be a minimum of twenty (20) days or such longer period as is necessary to determine the fair market value of the consideration referred to in the preceding sentence.

3.2 Acceptance of Offer. An Investor may accept an Offer (“Purchasing Investor”) only by giving written notice to the Transferor within fifteen (15) days of delivery of the Offer that such Purchasing Investor has accepted the offer to purchase some or all of the securities offered (the “Accepted Securities”); provided, however, that the maximum number or amount of securities a Purchasing Investor shall be entitled to purchase shall be equal to that number or amount of securities to be transferred multiplied by a fraction, the numerator of which shall be the number of Registrable Securities held (or deemed to be held) by such Purchasing Investor and the denominator of which shall be the aggregate number of Registrable Securities held (or deemed to be held) by all Investors, excluding the Transferor’s Registrable Securities. Notwithstanding the foregoing, any Purchasing Investor may, at the time it accepts the offer, subscribe to purchase any or all securities offered which may be available as a result of the rejection, or partial rejection, of the offer by other Investors, which securities shall be allocated on a pro rata basis among those Purchasing Investors subscribing to purchase them.

3.3 Allocation of Securities and Payment. Promptly following the expiration of an offer, the Transferor shall allocate the securities subscribed for among the Purchasing Investors accepting or partially accepting the offer, as set forth in Section 3.2, and shall by written notice (the “Acceptance Notice”) advise all Purchasing Investors of the number or amount of securities allocated to each of the Purchasing Investors. Within ten (10) days following receipt of the Acceptance Notice, each of the Purchasing Investors shall deliver to the Transferor payment in full for the Accepted Shares purchased by it against delivery by the Transferor to each Purchasing Investor of a certificate or certificates evidencing the Accepted Securities purchased by it.

3.4 Failure to Exercise. To the extent an Offer pursuant to Section 3.1 is not accepted by the other Investors, the Transferor may, for a period of ninety (90) days thereafter, transfer the unaccepted securities, or any of them, upon terms no more favorable than specified in such offer, to any Person or Persons; provided that such Person or Persons agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by all of the provisions of this Agreement.

3.5 Assignment. The right of first refusal set forth in this Section 3 may not be assigned or transferred, except that each Investor shall have the right to assign its rights to purchase such securities under this Section 3 to any partner, member, retired partner or member or affiliate of such Investor; provided such partner, member, retired partner or member or affiliate agrees in writing with the Company and the Investors, prior to and as a condition precedent to such assignment, to be bound by all of the provisions of this Agreement.

3.6 Permitted Transfers.

(a) Notwithstanding anything to the contrary contained herein, any Investor which is a partnership or limited liability company may transfer, without first offering any securities of the Company to any other Investor, all or any of its securities to a partner, limited partner, retired partner, member or retired member of such partnership or to the estate of any such partner, limited partner, retired partner, member or retired member or transfer by will or intestate succession to his or her spouse or to the siblings, lineal descendants or ancestors of such partner, limited partner, retired partner, member or retired member or his spouse or to an affiliate; provided such transferee agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by all of the provisions of this Agreement.

(b) Notwithstanding anything to the contrary contained herein, any Investor which is a corporation may transfer, without first offering any securities of the Company to any other Investor, all or any of its securities to any of its affiliates, provided such affiliate agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by all of the provisions of this Agreement.

(c) Notwithstanding anything to the contrary contained herein, any Investor who is an individual may Transfer, without first offering any securities of the Company to any other Investor, all or any of his securities to his spouse or his or his spouse’s siblings, lineal descendants or ancestors, or to any trust for any of the foregoing or any entity that is an affiliate of such Investor; provided such transferee agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by all of the provisions of this Agreement.

(d) Notwithstanding anything to the contrary contained herein, any Investor may transfer, without first offering any securities of the Company to any other Investor, all or any of its securities to any other Investor.

(e) Termination. The right of first refusal granted under this Section 3 shall expire upon the effective date of the initial public offering of the Company and shall not be applicable to any shares sold pursuant thereto.

4.	Miscellaneous.

4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard for conflicts of laws principles.

4.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 4.4).

4.5 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.6 Entire Agreement; Amendments and Waivers. This Agreement (including the exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect. Any term of this Agreement may be amended only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding; provided that the Company may, in its sole discretion, waive compliance with Section 1.13(c); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 2.1 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

4.7 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

4.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

4.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.10 Facsimile. An executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

4.11 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

4.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

TANDEM DIABETES CARE, INC.

By:	/s/ Kim D. Blickenstaff
Kim D. Blickenstaff
Chief Executive Officer

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS: DELPHI VENTURES VIII, L.P.
By:	Delphi Management Partners VIII, LLC
Its:	General Partner

By:	/s/ Douglas A. Roeder
Douglas A. Roeder
Managing Member
DELPHI BIOINVESTMENTS VIII, L.P.
By:	Delphi Management Partners VIII, LLC
Its:	General Partner

By:	/s/ Douglas A. Roeder
Douglas A. Roeder
Managing Member
HLM VENTURE PARTNERS II, L.P.
By:	HLM Venture Associates II, L.L.C.
Its:	General Partner

By:	/s/ Edward L. Cahill
Edward L. Cahill
KEARNY VENTURE PARTNERS, L.P.
By:	Kearny Venture Associates, L.L.C.
Its:	General Partner

By:	/s/ James Shapiro
James Shapiro
Managing Director

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

KEARNY VENTURE PARTNERS ENTREPRENEURS’ FUND, L.P.

By:		Kearny Venture Associates, L.L.C.
Its:		General Partner

By:		/s/ James Shapiro
James Shapiro
Managing Director

DOMAIN PARTNERS VII, L.P.

By:		One Palmer Square Associates VII, L.L.C.
Its:		General Partner

By:		/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker
Managing Member

DP VII ASSOCIATES, L.P.

By:		One Palmer Square Associates VII, L.L.C.
Its:		General Partner

By:		/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker
Managing Member

TPG BIOTECHNOLOGY PARTNERS III, L.P.

By:		TPG Biotechnology GenPar III, L.P.
Its:		General Partner

By: TPG Biotechnology GenPar III Advisors, LLC
Its: General Partner

	By:	/s/ Ronald Cami
Ronald Cami
Vice President

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The Perrone Living Trust

By:	/s/ Arthur D. Perrone, Jr.
Arthur D. Perrone, Jr., Trustee

Allen Family Trust dated 10/12/81

By:	/s/ Dick Allen
Dick Allen, Trustee

Cornerstone Ventures

By:	/s/ Dick Allen
Dick Allen, Managing Partner

Allen Family Trust, dated June 1, 2012

By:	/s/ Bill L. Allen
Bill L. Allen, Trustee

By:	/s/ Mary L. Allen
Mary L. Allen, Trustee

/s/ Michael R. Chase
Michael R. Chase

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The Lortie Community Property Trust dated 11/6/90

By:	/s/ Warren H. Lortie
Warren H. Lortie, Trustee

Torres Living Trust, dated August 26, 1994

By:	/s/ Guillermo M. Torres
Guillermo M. Torres, Trustee

Beall Family Trust, U/D/T dated 11/29/85

By:	/s/ Kenneth L. Beall
Kenneth L. Beall, Trustee

Kim Blickenstaff Revocable Trust dated April 15, 2010

By:	/s/ Kim D. Blickenstaff
Kim D. Blickenstaff, Trustee

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Chonette Trust

By:	/s/ David W. Chonette
David W. Chonette, Trustee

Philip S. Paul

Philip S. Paul Investments, LLC

By:
Philip S. Paul, Managing Partner

Michael and Carolyn Balaban Family Trust, dated 4/3/87

By:

Name:

Title:

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Forrest D. Smith

Davisson Family Trust, u/a dated 11/29/94

By:	/s/ Roger C. Davisson
Roger C. Davisson, Trustee

Greene Family Trust

By:	/s/ Howard E. Greene, Jr.
Howard E. Greene, Jr., Trustee

/s/ John H. Livingston
John H. Livingston

/s/ Bonnie R. Livingston
Bonnie R. Livingston

Jay S. Skyler Trust

By:	/s/ Jay S. Skyler
Jay S. Skyler, Trustee

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

/s/ Larry T. Smith
Larry T. Smith

Barbara P. Freeman Trust, dated September 15, 1981

By:	/s/ Barbara P. Freeman
Barbara P. Freeman, Trustee

Wischmeyer Family Trust 05-24-00

By:	/s/ Thomas C. Wischmeyer
Thomas C. Wischmeyer, Trustee

By:	/s/ Mary F. Wischmeyer
Mary F. Wischmeyer, Trustee

Jerilyn A. Delzell

Geoffrey A. Kruse

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Bret R. Henning

/s/ Susan M. Morrison
Susan M. Morrison

John Cajigas and Mary E. Cajigas Family Trust, dated 8/11/2005

By:	/s/ John Cajigas
John Cajigas, Co-Trustee

By:	/s/ Mary E. Cajigas
Mary E. Cajigas, Co-Trustee

Michael A. Whittaker

The Berger Family Trust dated April 16, 2008

By:	/s/ David B. Berger
David B. Berger, Trustee

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Christopher R. Hibberd & Avril L. Hibberd Family Trust

By:	/s/ Christopher R. Hibberd
Christopher R. Hibberd, Trustee

By:	/s/ Avril L. Hibberd
Avril L. Hibberd, Trustee

Nadine E. Padilla Trust dated July 15, 2008

By:
Nadine E. Padilla, Trustee

Kenneth F. Buechler Trust, dated September 24, 2007

By:	/s/ Kenneth F. Buechler
Kenneth F. Buechler, Trustee

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Christopher J. Twomey and Rebecca J. Twomey Family Trust U.T.D. September 20, 2002

By:	/s/ Christopher J. Twomey
Christopher J. Twomey, Co-Trustee

By:	/s/ Rebecca J. Twomey
Rebecca J. Twomey, Co-Trustee

Twomey Family Investments, LLC

By:	/s/ Christopher J. Twomey
Christopher J. Twomey, Co-Manager

By:	/s/ Rebecca J. Twomey
Rebecca J. Twomey, Co-Manager

/s/ J. Neil Kazan
J. Neil Kazan

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

/s/ Loren D. Blickenstaff
Loren D. Blickenstaff

Loren D. Blickenstaff IRA

/s/ Loren D. Blickenstaff
Loren D. Blickenstaff

Kathryn O. Blickenstaff IRA

/s/ Kathryn O. Blickenstaff
Kathryn O. Blickenstaff

/s/ Rita Blickenstaff
Rita Blickenstaff

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Mountain West IRA, Inc. FBO Richard Blickenstaff IRA

By:	/s/ Karen Georgeson
Karen Georgeson, Authorized Signer

C. Patrick Machado Revocable Trust dated April 27, 2010

By:	/s/ C. Patrick Machado
C. Patrick Machado, Trustee

Dotzler Family Trust UDT dated August 9, 2001

By:	/s/ Frederick J. Dotzler
Frederick J. Dotzler, Trustee

By:	/s/ Cassandra L. Dotzler
Cassandra L. Dotzler, Trustee

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The Board of Trustees of the Leland Stanford Junior University (DAPER I)

By:	/s/ Martina Poquet
Martina Poquet, Managing Director

/s/ Stephen J. Saunders
Stephen J. Saunders

Lonnie M. Smith TDC GRAT dated 3/5/13

By:	The Trust Company of Oxford
Its: Trustee

By:	/s/ Eileen M. McCaulay
Eileen M. McCaulay, Fiduciary Officer

/s/ Scott Blickenstaff
Scott Blickenstaff

/s/ Eileen Favorite
Eileen Favorite

/s/ Martin Perdoux
Martin Perdoux

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

/s/ Janet Elaine England
Janet Elaine England

/s/ Antoinette Nessi
Antoinette Nessi

/s/ Erik T. Verhoef
Erik T. Verhoef

/s/ Maria S. Verhoef
Maria S. Verhoef

/s/ Steven Sabicer
Steven Sabicer

/s/ Amanda Sabicer
Amanda Sabicer

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

LIST OF INVESTORS

Delphi Ventures VIII, L.P.

Delphi BioInvestments VIII, L.P.

HLM Venture Partners II, L.P.

Kearny Venture Partners, L.P.

Kearny Venture Partners Entrepreneurs’ Fund, L.P.

Domain Partners VII, L.P.

DP VII Associates, L.P.

TPG Biotechnology Partners III, L.P.

Allen Family Trust dated 10/12/81

Cornerstone Ventures

Allen Family Trust, dated June 1, 2012

Michael R. Chase

The Lortie Community Property Trust dated 11/6/90

Philip S. Paul

Philip S. Paul Investments, LLC

Michael and Carolyn Balaban Family Trust, dated 4/3/87

Perry and Nancy Dee Altshule

Forrest D. Smith

Torres Living Trust, dated August 26, 1994

The Perrone Living Trust

Paul DiPerna

Second Technology Capital Investors, LLC

Beall Family Trust, U/D/T dated 11/29/85

Kim D. Blickenstaff

A-i

Chonette Trust

Davisson Family Trust, u/a dated 11/29/94

Greene Family Trust

John H. Livingston and Bonnie R. Livingston, husband and wife as community property

Jay S. Skyler Trust

Larry T. Smith

Barbara P. Freeman Trust, dated September 15, 1981

Salvatore Lettieri

Wischmeyer Family Trust 05-24-00

Jerilyn A. Delzell

Geoffrey A. Kruse

Bret R. Henning

Susan M. Morrison

John Cajigas and Mary E. Cajigas Family Trust, dated 8/11/2005

Mark Williamson and Carolyn Williamson

Michael A. Whittaker

The Berger Family Trust dated April 16, 2008

Christopher R. Hibberd & Avril L. Hibberd Family Trust

Nadine E. Padilla Trust dated July 15, 2008

Kenneth F. Beuchler Trust, dated September 24, 2007

Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002

Michael B. Wilkes and Penny F. Wilkes Joint Trust U-ADTD February 20, 1997

J. Neil Kazan

A-ii

Loren D. Blickenstaff

Loren D. Blickenstaff IRA

Kathryn O. Blickenstaff IRA

Rita Blickenstaff

Mountain West IRA, Inc. FBO Richard D. Blickenstaff IRA

C. Patrick Machado Revocable Trust dated April 27, 2010

Dotzler Family Trust UDT dated August 9, 2001

The Board of Trustees of the Leland Stanford Junior University (DAPER I)

Stephen J. Saunders

Lonnie M. Smith TDC GRAT dated 3/5/13

Scott Blickenstaff

Eileen Favorite and Martin Perdoux

Janet Elaine England

Toni Nessi

Erik T. Verhoef and Maria S. Verhoef

Steven and Amanda Sabicer

Kevin and Jennifer Gammon, Co-TTEEs, Gammon Family Trust 2000

Bret Allen and Portia Langworthy, Co-TTEEs, Allen-Langworthy Trust, dated 9/24/09

Dick and Mary Allen, Co-TTEEs, Gammon Children’s 2000 Trust FBO Hannah Lee Gammon

Dick and Mary Allen, Co-TTEEs, Gammon Children’s 2000 Trust FBO Jake Allen Gammon

Bret Allen and Portia Langworthy, Co-TTEEs of Fletcher Langworthy Allen Gift Trust, dated 10/1/09

Brett Allen and Portia Langworthy, tees of the Gage Langworthy Allen Trust

A-iii